As filed with the Securities and Exchange Commission on February 8, 2000
                                             Registration No. 333-_____
-----------------------------------------------------------------------
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                FORM S-8
                          REGISTRATION STATEMENT
                                 Under
                        The Securities Act of 1933
                    -------------------------------------
                    AMERICAN CHAMPION ENTERTAINMENT, INC.
            (Exact name of registrant as specified in its charter)

        Delaware                                         94-3261987
 (State or other jurisdiction               (IRS Employer Identification No.)
 of incorporation or organization)

                        1694 The Alameda, Suite 100
                        San Jose, California  95126
              (Address of principal executive offices) (Zip Code)
                              (408) 288-8199
                 ---------------------------------------------
                         2000 STOCK INCENTIVE PLAN
                 ---------------------------------------------
                             Anthony K. Chan
                        Chief Executive Officer
                       1694 The Alameda, Suite 100
                       San Jose, California 95126
                   (Name and address of agent for service)
                              (408) 288-8199
         (Telephone number, including area code, of agent for service)

                       CALCULATION OF REGISTRATION FEE
    -----------------------------------------------------------------------
                                    Proposed     Proposed
Title of                            Maximum      Maximum
Securities        Amount            Offering     Aggregate     Amount of
to be             to be             Price        Offering      Registration
Registered        Registered(1)     Per Share(2) Price(2)      Fee
----------        -----------       ------------  ----------   -----------
Common Stock       1,500,000         $3.8125    $5,718,750.00   $1,509.75
$0.0001 par value shares
-----------------------------------------------------------------------



(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2000 Stock Incentive Plan, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of American Champion Entertainment, Inc.

(2) Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of Common Stock of American Champion Entertainment, Inc. on February 2, 2000 as reported on the Nasdaq SmallCap Market.


EXPLANATORY NOTE

        The Prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings and resales of registered shares of common stock which have been issued upon the grants of common stock to employees, non-employee directors and consultants of American Champion Entertainment, Inc.


PROSPECTUS

                     AMERICAN CHAMPION ENTERTAINMENT, INC.

                       1,500,000 SHARES OF COMMON STOCK


                            issued pursuant to the

                     AMERICAN CHAMPION ENTERTAINMENT, INC.
                        2000 STOCK INCENTIVE PLAN


This prospectus relates to the sale of up to 1,500,000 shares of common stock of American Champion Entertainment, Inc. offered by certain holders of American Champion securities. The shares may be offered by the selling stockholders from time to time in regular brokerage transactions in transactions directly with market makers or in certain privately negotiated transactions. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution." We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

Each of the selling stockholders may be deemed to be an "underwriter," as such term is defined in the Securities Act of 1933.

On July 31, 1997, the common stock and our redeemable common stock purchase warrants began trading on the Nasdaq SmallCap Market under the symbols "ACEI" and "ACEIW," respectively. On February 3, 2000 the closing sale price of the common stock and the common stock purchase warrants on Nasdaq SmallCap Market was $3.9375 and $0.2500, respectively. See "Certain Market Information."

The securities offered hereby are speculative and involve a high degree of risk and substantial dilution. Only investors who can bear the risk of loss of their entire investment should invest. See "Risk Factors" beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


               The date of this prospectus is February 8, 2000.



                            TABLE OF CONTENTS

                                                                       Page

Company                                                                 5
Risk Factors                                                            5
Material Changes                                                        9
Incorporation of Certain Documents by Reference                         9
Available Information                                                   10
Use of Proceeds                                                         10
Certain Market Information                                              11
Dividend Policy                                                         11
Issuance of Common Stock to Selling Stockholders                        11
Selling Stockholders                                                    12
Plan of Distribution                                                    13
Legal Matters                                                           13
Experts                                                                 13


                               COMPANY

American Champion Entertainment, Inc. is a holding company, for our wholly-owned subsidiary, America's Best Karate and its wholly-owned subsidiary, American Champion Media, Inc. and its wholly-owned subsidiary American Champion Marketing Group, Inc.

America's Best Karate owned, managed and operated one karate studio in the San Francisco Bay Area under the name "ABK," until January 31, 2000, that provides karate instruction to students of all ages and skill levels. The karate studio was closed when the lease for the premise expired on January 31, 2000. American Champion Media is a media production and marketing company. Through American Champion Media and American Champion Marketing Group, American
Champion:

* develops, produces and markets "Adventures with Kanga Roddy," a   television
program for pre-school and primary school children  (the  "Kanga Roddy
Series"); and

* licenses merchandising rights related to the Kanga Roddy Series and other intellectual properties through acquisitions.

* develops, produces and markets various audio tapes, video tapes and workbooks that specialize in fitness information.

American Champion was incorporated on February 5, 1997 under the laws of Delaware. American Champion's executive offices are located at 1694 the Alameda, Suite 100, San Jose, California 95126, and its telephone number is
(408) 288-8199.



                              RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing American Champion. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. The actual occurrence of the following risks could
adversely affect our business.   In such case, the trading price of our common
stock could decline, and  you may lose all or part of your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

We have a history of losses and expect to incur future losses. We sustained operating losses of $801,416 in the year ended December 31, 1997, $1,923,516 in the year ended December 31, 1998 and $3,403,222 in the nine months ended September 30, 1999. We expect to incur significant additional operating losses for the foreseeable future as we continue to develop, produce and market our media projects, including the Kanga Roddy Series. The development and production costs (exclusive of marketing costs) for the remaining 12 episodes of the Kanga Roddy Series we are obligated to deliver is estimated to be $2.6 million.

If we are unable to obtain financing, we will be unable to continue with future production of the Kanga Roddy Series. Our development and production of the Kanga Roddy Series requires substantial amounts of capital. We have entered into a distribution agreement and a continuing distribution agreement with KTEH, the public broadcasting station serving the San Jose, California area, which obligate us to deliver a total of 41 episodes of the Kanga Roddy Series. To date, we have completed 29 episodes of the Kanga Roddy Series. Based on production of 29 episodes completed to date, we now estimate that the average cost of developing and producing each episode of the Kanga Roddy Series is $220,000 and that it will require an additional $2.6 million of additional financing to complete the remaining 12 episodes of the Kanga Roddy Series. On September 24, 1999 and January 5, 2000, we sold 7% convertible debentures in the principal amounts of $1,000,000 and $1,250,000 respectively.

We are dependent on the success of the Kanga Roddy Series, and we cannot be certain that the initial television viewership of the Kanga Roddy Series will be maintained. We are dependent on the success of the Kanga Roddy Series, which in turn is dependent upon unpredictable and volatile factors beyond our control, such as children's preferences. The Kanga Roddy Series is currently shown on public television stations which reach approximately 40 million households. Although the Kanga Roddy Series has received positive acclaim and positive Nielsen ratings on its estimated audience, the show must attract a significant television audience over a long period of time before we realize significant revenue and profitability. We cannot be certain that the initial television viewership of the Kanga Roddy Series will be maintained. Furthermore, to attract a significant television audience for the Kanga Roddy Series over a long period of time, we need to complete additional episodes of the Kanga Roddy Series.

If we are unable to attract a significant television audience for the Kanga Roddy Series, it is doubtful that any significant licensing or merchandising opportunities will arise. Our strategy in producing the Kanga Roddy Series includes the licensing of its characters to others for the merchandising of a variety of products ranging from toys to apparel. Our ability to successfully exploit the merchandising opportunities afforded by the Kanga Roddy Series is dependent on the popularity of the Kanga Roddy Series and the ability of our characters to provide attractive merchandising features to its customers. If we are unable to attract a significant television audience for the Kanga
Roddy Series, it is doubtful that any significant licensing or merchandising opportunities will arise. Even if the Kanga Roddy Series is popular with television audiences, we cannot be certain that licensing opportunities will materialize as we must compete with hundreds of owners of creative content who seek to license their characters and properties to a limited number of manufacturers and distributors.

Our lack of significant experience with television programming or licensing and merchandising could adversely affect our business. Prior to American Champion's involvement with the Kanga Roddy Series, our business was primarily the operation of its karate studios and the production of fitness video tapes and we had no experience with the development and production of television programming or with the licensing and merchandising of products. To date, we have completed 29 half-hour episodes. However, the television and licensing and merchandising businesses are complicated and the absence of experience in such businesses could adversely affect our business.

The loss of the services of any of the following individuals, or of other key personnel, could adversely affect our business. We are dependent on the efforts and abilities of Anthony Chan and George Chung, our founders and principal executive officers, and Jan D. Hutchins, President of American Champion Media. We have entered into employment agreements, effective as of August 5, 1997, with such individuals. We are also dependent on the efforts and abilities of Joy Tashjian, President and CEO of American Champion Marketing Group, a newly formed and wholly owned subsidiary; with whom we have entered into an employment agreement effective on June 3, 1999. None of such employment agreements contains non-competition provisions. See "Management-- Employment Agreements" of American Champion's Post-Effective Amendment No. 1 to its Form SB-2 Registration Statement. The loss of the services of any of the above individuals, or of other key personnel, could adversely affect our business. We have obtained "key-man" life insurance with $1,000,000 coverage for each of Messrs. Chung and Chan.

The failure of Joe Montana, Ronnie Lott, or their wives, or the San Francisco 49ers, to continue to actively support the Kanga Roddy Series could have an adverse impact on our ability to market the Kanga Roddy Series. The success of the Kanga Roddy Series depends in part on American Champion's continued association with former 49ers Joe Montana and Ronnie Lott, and their wives, and the San Francisco 49ers. Messrs. Montana and Lott have endorsed the Kanga Roddy Series in news and television interviews and their wives are principal actors in the Kanga Roddy Series. The failure of Joe Montana, Ronnie Lott, or their wives, or the San Francisco 49ers, to continue to actively support the Kanga Roddy Series could have an adverse impact on our ability to market the Kanga Roddy Series. None of Joe Montana, Ronnie Lott, or their wives, or the San Francisco 49ers are obligated to engage in any business transactions or jointly participate in any opportunities with American Champion, and the possibility exists that the current relationships between the parties could materially change in the future.

Each of the industries in which we compete is highly competitive and most of the companies with which we compete have greater financial and other resources than us. With respect to our television production activities, we compete on the basis of relationships and pricing for access to a limited supply of
facilities and talented creative personnel  to produce its programs.   Our
Kanga Roddy Series competes for time slots, ratings and related advertising revenues and for the licensing and merchandising of products related to the Kanga Roddy Series. Our fitness products compete with many other products aimed at the fitness and weight loss markets, including other video tapes, audio tapes and workbooks, and various types of exercise machinery. Many of these competing products are sponsored or endorsed by celebrities and sports figures, and are marketed by companies having significantly greater resources than ours. The martial arts industry is also highly competitive. American
Champion's competitors include a variety of   small to medium sized martial
arts instructional centers, many of which may be better established and better financed than ours.

We may have to return America's Best Karate membership fees pursuant to the terms of our standard contract with our students. Pursuant to the terms of its standard contract with its students, ABK is required to refund:

(1) all funds received if a student cancels within three (3) days of signing a membership contract,

(2) all "unearned" funds received in the event the student dies, becomes permanently disabled, moves more than twenty-five (25) miles away from ABK or ABK closes for more than thirty (30) consecutive days, and

(3) the outstanding amount of fees set forth in (1) and (2) above prior and up to the time of sale of our ABK studios.

We do not currently maintain nor does it anticipate maintaining a reserve account for return of membership fees. As a consequence, we may be unable to refund membership fees which could adversely affect on our business and prospects.

Messrs. Chan and Chung are in a position to strongly influence the election of directors as well as affairs of American Champion. As of the date of this prospectus, Anthony Chan and George Chung, American Champion's founders and principal executive officers, collectively beneficially own 752,970 shares of American Champion's outstanding common stock, representing approximately 12.78% of the outstanding shares prior to this offering and approximately 11.14% of the outstanding shares of common stock after this offering (assuming no exercise of any outstanding options or any warrants). Since holders of common stock do not have any cumulative voting rights and directors are elected by a majority vote, Messrs. Chan and Chung are in a position to strongly influence the election of directors as well as the affairs of American Champion.

We have purchased liability insurance for our karate studios. In the event of a claim brought by students or instructors injured during karate classes, we have purchased liability insurance for each of our karate studios in the amount of $1,000,000 per occurrence and $2,000,000 in the aggregate which we believe is sufficient for current level of business operations. We cannot be certain, however, that the present coverage will continue to be available in the future or that we will be able to retain such coverage at a reasonable cost. Further, we cannot be certain that such insurance will be sufficient to cover potential claims, or that adequate, affordable insurance coverage will be available to us in the future as we expand our operations. A successful claim against us in excess of the liability limits or relating to an injury excluded under the policy could adversely affect us.

If we do not continue to fulfill Nasdaq maintenance requirements, our securities may be delisted from Nasdaq market. American Champion's common stock is listed on Nasdaq SmallCap Market. The Securities and Exchange Commission has approved rules imposing criteria for listing of securities on Nasdaq SmallCap Market, including standards for maintenance of such listing. For continued listing, a company, among other things, must have $2,000,000 in net tangible assets, $1,000,000 in market value of securities in the public float and a minimum bid price of $1.00 per share. We currently have approximately $5,100,000 in net tangible assets and approximately $20,000,000 in market value of securities in the public float, with a bid price of $3.9375
per share.   If we are unable to satisfy Nasdaq SmallCap Market's maintenance criteria in the future, our securities may be delisted from Nasdaq SmallCap Market. In such event, trading, if any, in our securities would thereafter be conducted in the over counter market in the so called "pink sheets" or the NASD's "Electronic Bulletin Board." As a consequence of such delisting, an investor would likely find it more difficult to dispose of, or to obtain quotations as to, the price of our securities. Our share price has been under $1.00 per share continuously since August 9, 1999, and we reverse split our common stock at the rate of 1 for 4 effective on January 4, 2000.

If we are unable to satisfy the maintenance requirements for Nasdaq SmallCap Market and our common stock continues to trade below the minimum bid price of $1.00 per share, trading would be conducted on the "pink sheets" or the NASD's Electronic Bulletin Board. If the common stock is not quoted on Nasdaq SmallCap Market, or we do not have $2,000,000 in stockholders' equity, trading in the common stock would be covered by Rule-15g 9 promulgated under the Securities Exchange Act of 1934 for non-Nasdaq SmallCap Market and non-exchange listed securities. Under such rule, broker dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

The Commission adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share,
subject to certain exceptions.  Such exceptions include an equity   security
listed on Nasdaq SmallCap Market, and an equity security issued by an issuer that has:

(1) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years,

(2) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or

(3) average revenue of at least $6,000,000 for the preceding three years.

Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

If American Champion's securities were to become subject to the regulations applicable to penny stocks, the market liquidity for its securities would be severely affected, limiting the ability of broker dealers to sell the securities and the ability of purchasers of the securities offered hereby to sell their securities in the secondary market. There is no assurance that trading in American Champion's securities will not be subject to these or other regulations that would adversely affect the market for such securities.

This prospectus contains forward looking statements and their associated risks. This prospectus contains certain forward-looking statements, including among others:

(1) anticipated trends in our financial condition and results of operations;
and

(2) our business strategy for developing, producing, distributing, licensing and merchandising the Kanga Roddy Series.

These forward-looking statements are based largely on our current  expectations
and are subject to a number of risks and uncertainties.   Actual results could
differ materially from these forward-looking statements. In addition to the other risks described elsewhere in this "Risk Factors" discussion, important factors to consider in evaluating such forward-looking statements include:

(1) changes in external competitive market factors or in American Champion's internal budgeting process which might impact trends in our results of operations;

(2) unanticipated working capital or other cash requirements;

(3) changes in our business strategy or an inability to execute our strategy due to unanticipated change in the industries in which we operate; and

(4) various competitive factors that may prevent us from competing successfully in the marketplace.

In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this "Risk Factors" discussion, we cannot be certain that the events predicted in forward-looking statements contained in this prospectus will in fact occur.




                           MATERIAL CHANGES

Between May 19, 1999 and June 7, 1999, American Champion issued to its management an aggregate of 0.93 million options (adjusted for 1:4 reverse split on January 4, 2000) pursuant to its 1997 Stock Plan and the Non-Employee Directors Stock Option Plan. Of such options, 0.84 million were issued to the officers and directors of American Champion as a group. On January 10, 2000, American Champion issued 0.63 million share of common stock pursuant to its 2000 Stock Incentive Plan, to its officers and directors of American Champion as a group. The following table sets forth the options and common stock issued to certain of American Champion's directors and officers (adjusted for 1:4 reverse split on January 4, 2000):


Name           Position                Number of Options        Date of Grant

George Chung    Chairman of the Board       25,000              May 19, 1999
                                           250,000              June 7, 1999

Anthony K. Chan President & CEO             25,000              May 19, 1999
                                           250,000              June 7, 1999


Name           Position                Number of Options        Date of Grant

George Chung    Chairman of the Board       250,000             January 10, 2000

Anthony K. Chan President & CEO             250,000             January 10, 2000


                   INFORMATION INCORPORATION BY REFERENCE

The Securities and Exchange Commission (the "Commission") allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information is considered part of this prospectus. Information that we file with the Commission subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders have sold all the shares.

The following documents filed with the Commission are incorporated herein by reference:

1. American Champion's Registration Statement on Form SB-2 for its initial public offering that became effective on July 30, 1997; and

2. The description of American Champion's common stock contained in American Champion's Registration Statement on Form SB-2; and

3. Post-Effective Amendment No. 1 to American Champion's Registration Statement on Form SB-2, as filed with the Commission on July 2, 1998 and declared effective on July 17, 1998; and

4. American Champion's Proxy Statement for the 1999 Annual Meeting of Stockholders held on May 5, 1999; and

5. American Champion's Annual Report on Form 10-KSB and it's amendment filed on November 15, 1999 for its fiscal year ended December 31, 1998; and

6. American Champion's Quarterly Report on Form 10-QSB, as filed with the Commission on May 17, 1999, as amended on November 15, 1999, which is hereby incorporated by reference.

7. American Champion's Quarterly Report on Form 10-QSB, as filed with the Commission on August 17, 1999, as amended on November 15, 1999, which is hereby incorporated by reference.

8. American Champion's Quarterly Report on Form 10-QSB for the quarter period ended September 30, 1999; and

9. American Champion's Definitive Proxy Statement for a Special Meeting of Stockholders to be held on December 10, 1999.

The Company will provide without charge to each person to whom a copy of this prospectus has been delivered, on written or oral request a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents. Written or oral requests for such copies should be directed to Anthony K. Chan, American Champion Entertainment, Inc., 1694 The Alameda, Suite 100, San Jose, California 95126-2219 (telephone: (408) 288-8199).



                 ADDITIONAL INFORMATION AVAILABLE TO YOU

This prospectus is part of a Registration Statement on Form S-8 that we filed with the Commission. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the Commission. We file the annual, quarterly and special reports, proxy
statements and other information with the Commission.   You can inspect and
copy the Registration Statement as well as reports, proxy statements and other information we have filed with the Commission at the public reference room maintained by the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. You can obtain copies from the public reference room of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, upon payment of certain fees. You can call the Commission at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the Commission, which may be accessed through the Commission's World Wide Web site at http://www.sec.gov. Our common stock is quoted on The Nasdaq National Market Reports, proxy and information statements and other information concerning American Champion may be inspected at The Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006.





                             USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares  offered
hereunder by the selling stockholders.  The offering is made to   fulfill our
contractual obligations to the selling stockholders to register the common stock held by or which are issuable to the selling stockholders.



                        CERTAIN MARKET INFORMATION

American Champion's common stock commenced trading on the Nasdaq   SmallCap
Market under the symbol "ACEI" on August 1, 1997. The range of high and low reported closing sales prices for the common stock as reported by Nasdaq SmallCap Market since the commencement of trading were as follows:

                        High      Low       High        Low
                                           (adjusted for 1:4 reverse split on
                                            January 4, 2000)

1997

Third Quarter          $5.500    $4.125    $22.00    $16.50

Fourth Quarter         $8.000    $4.813    $32.00    $19.25

1998

First Quarter          $9.625    $7.750    $38.50     $31.00

Second Quarter         $9.563    $6.563    $38.25     $26.25

Third Quarter          $7.000    $3.500    $28.00     $14.00

Fourth Quarter         $3.625    $0.969    $14.50     $3.88

1999

First Quarter          $3.000    $1.063    $12.00     $4.25

Second Quarter         $2.438    $0.781    $9.75      $3.12

Third Quarter          $1.656    $0.516    $6.62      $2.06

Fourth Quarter         $1.406    $0.313    $5.62      $1.25

The prices set forth above reflect inter dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.



                             DIVIDEND POLICY

We intend to retain future earnings, if any, that may be generated from  our
operations to finance the operations and expansion of American  Champion.   We
do not plan to pay dividends to holders of the common stock for the reasonably foreseeable future. Any decision as to the future payment of dividends will depend on the results of our operations and financial position and such other factors as our Board of Directors, in its discretion, deems relevant.



            ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDERS

The shares covered by this prospectus include:

Up to 1,500,000 shares of common stock that have been issued or are issuable, to employees, non-employee directors and consultants of American Champion.



SELLING STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the common stock as of January 10, 2000 by each of the selling stockholders, of shares of common stock granted to each of them pursuant to the 2000 Stock Incentive Plan. Unless otherwise indicated below, to the knowledge of American Champion, all persons listed below have sole voting and
investment power with respect to the   shares of common stock, except to the
extent authority is shared by  spouses under applicable law.

The information included below is based upon information provided by the selling stockholders. Because the selling stockholders may offer all, some or none of their shares, no definitive estimate as to the number of shares that will be held by the selling stockholders after the offering can be provided and the following table has been prepared on the assumption that all shares offered under this prospectus will be sold.


                                                                           Common Stock to be
                                                                           Beneficially Owned
                                            Common Stock Beneficially      if All Shares Offered
                                            Owned on January 10, 2000(1)   Hereunder Are Sold

                                                          Shares That
                                                         May be Offered
        Name                     Shares     Percent(2)     Hereunder       Shares     Percent
---------------------------- ------------ ------------ ----------------- ----------------------


Anthony K. Chan                  376,485        6.39%         250,000      126,485      2.15%
George Chung                     376,485        6.39%         250,000      126,485      2.15%
Jan D. Hutchins                   30,000           *           25,000        5,000       *
Joy Tashjian                      25,000           *           25,000        --          --
Mae Lyn Woo                       25,000           *           25,000        --          --
William T. Duffy                  12,000           *           12,000        --          --
Alan Elkes                        12,000           *           12,000        --          --
E. David Gable                    23,111           *           12,000       11,111       *
Ronald M. Lott                    17,283           *           12,000        5,283       *
Sichenzia, Ross & Friedman, LLP   10,000           *           10,000        --          --

------------------------------
* Less than one percent (1%).


(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days of January 10, 2000.


(2) The percentage interest of each selling stockholder is based on the number of shares of common stock beneficially owned by such stockholder divided by the sum of the outstanding shares of common stock as of January 10, 2000. On January 10, 2000, American Champion had 5,892,298 shares outstanding.

(3) The shares hereunder do not include shares which we anticipate to be sold under a separate registration statement and prospectus.



                           PLAN OF DISTRIBUTION

Sales of the shares may be effected by or for the account of the selling stockholders from time to time in transactions (which may include block transactions) on the Nasdaq SmallCap Market, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders may effect such transactions by selling the shares directly to purchasers, through broker-dealers acting as agents of the selling stockholders, or to broker-dealers acting as agents for the selling stockholders, or to broker-dealers who may purchase shares as principals and thereafter sell the shares from time to time in transactions (which may include block transactions) on the Nasdaq SmallCap Market, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the shares purchased by them may be deemed to be underwriting commission or discounts under the Securities Act of 1933.

We have agreed to bear all expenses of registration of the shares other than legal fees and expenses, if any, of counsel or other advisors of the selling stockholders. The selling stockholders will bear any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of their shares.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.



                           LEGAL MATTERS

The valid issuance of the shares of common stock offered hereby has been passed upon for American Champion by Sichenzia Ross & Friedman LLP, New York, New York.



                              EXPERTS

The balance sheet and financial statements of American Champion
Entertainment, Inc. for the years ended December 31, 1997 and December 31, 1998 have been incorporated by reference herein and in the registration statement in reliance upon the reports of Moss Adams LLP, independent certified public accountants, also incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.


No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by American Champion. This prospectus does not constitute an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of American Champion since the date hereof.


                        ------------------------

                            TABLE OF CONTENTS

                                                                       Page

Company                                                                 5
Risk Factors                                                            5
Material Changes                                                        9
Incorporation of Certain Documents by Reference                         9
Available Information                                                   10
Use of Proceeds                                                         10
Certain Market Information                                              11
Dividend Policy                                                         11
Issuance of Common Stock to Selling Stockholders                        11
Selling Stockholders                                                    12
Plan of Distribution                                                    13
Legal Matters                                                           13
Experts                                                                 13



                    AMERICAN CHAMPION ENTERTAINMENT, INC.
                      1,500,000 SHARES OF COMMON STOCK
                          ------------------------
                                PROSPECTUS
                              _______________

                              February 8, 2000





PART I

Item 1. Plan Information.

The documents containing the information specified in Item 1 will be sent or given to participants in the Registrant's 2000 Stock Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of
Section 10(a) of the Securities Act.

Item 2. Registrant Information and the 2000 Stock Incentive Plan
Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) or additional information about the 2000 Stock Incentive Plan are available without charge by contacting:

                   American Champion Entertainment, Inc.
                       1694 The Alameda, Suite 100
                       San Jose, California 95126
                          Attn: Anthony K. Chan
                         Chief Executive Officer



PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

        The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

* Reference is made to the Registrant's prospectus relating to its registration statement on Form S-3 (Registration No. 333-90459), as filed with the Commission on January 5, 2000, as amended, which is hereby incorporated by reference.

* Reference is made to the Registrant's annual report on Form 10-KSB, as filed with the Commission on March 31, 1999, as amended on November 15, 1999, which is hereby incorporated by reference.

* Reference is made to the Registrant's quarterly report on Form 10-QSB, as filed with the Commission on May 17, 1999, as amended on November 15, 1999, which is hereby incorporated by reference.

* Reference is made to the Registrant's quarterly report on Form 10-QSB, as filed with the Commission on August 17, 1999, as amended on November 15, 1999, which is hereby incorporated by reference.

* Reference is made to the Registrant's quarterly report on Form 10-QSB, as filed with the Commission on November 17, 1999, which is hereby incorporated by reference.

* The description of the Registrant's common stock is incorporated by reference to the Registrant's registration statement on Form 8-A, as filed with the Commission on July 14, 1997, as amended.


Item 4.  Description of Securities.

        Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

The balance sheet and financial statements of American Champion Entertainment, Inc. for the years ended December 31, 1997 and December 31, 1998 have been incorporated by reference herein and in the registration statement in reliance upon the reports of Moss Adams LLP, independent certified public accountants, also incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing. The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Sichenzia, Ross & Friedman, LLP, 135 West 50th Street, 20th Floor, New York, NY 10020.

Item 6.  Indemnification of Directors and Officers.

        The Registrant's Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Registrant's Bylaws provided that the Registrant shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware law.

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

        Not Applicable.

Item 8.  Exhibits.

EXHIBIT
NUMBER  EXHIBIT

4.1     2000 Stock Incentive Plan.

4.2     2000 Stock Incentive Plan - Stock Grant Agreement

5.1     Opinion of Sichenzia Ross & Friedman, LLP

23.1    Consent of Moss Adams, LLP.

23.2 Consent of Sichenzia Ross & Friedman, LLP is contained in Exhibit 5.1.

24.1    Power of Attorney (included in the Signature Page).


Item 9.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of San Jose, State of California, on this 8th day of February, 2000.


                                   AMERICAN CHAMPION ENTERTAINMENT, INC.

                                      By:     /s/ Anthony K. Chan

                                                  Anthony K. Chan,
                                                  Chief Executive Officer



                             POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

            That the undersigned officers and directors of American Champion Entertainment, Inc., a Delaware corporation, do hereby constitute and appoint Anthony K. Chan the lawful attorney in-fact and agent with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that said attorney and agent, shall do or cause to be done by virtue thereof. This Power of Attorney may be signed in several counterparts.

            IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney and pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities on February 8, 2000.

Signature

         Signature                       Capacities
--------------------------- ------------------------------------
/s/ ANTHONY K. CHAN        President, Chief Executive Officer
-------------------------   (principal executive officer)
    Anthony K. Chan         and Director


/s/ ANTHONY K. CHAN       Chairman of the Board and Director
-------------------------
 Anthony K. Chan
(attorney-in-fact) for George Chung


/s/ ANTHONY K. CHAN        Director
-------------------------
 Anthony K. Chan
(attorney-in-fact) for William T. Duffy


/s/ ANTHONY K. CHAN        Director
-------------------------
 Anthony K. Chan
(attorney-in-fact) for Alan Elkes


/s/ ANTHONY K. CHAN        Director
-------------------------
 Anthony K. Chan
(attorney-in-fact) for E. David Gable


/s/ ANTHONY K. CHAN        Director
-------------------------
 Anthony K. Chan
(attorney-in-fact) for Jan D. Hutchins


/s/ ANTHONY K. CHAN        Director
-------------------------
 Anthony K. Chan
(attorney-in-fact) for Ronald M. Lott


/s/ ANTHONY K. CHAN        Director
-------------------------
 Anthony K. Chan
(attorney-in-fact) for Joy M. Tashjian


/s/ ANTHONY K. CHAN        Vice President and Chief Financial
-------------------------  Officer (principal financial officer)
 Anthony K. Chan
(attorney-in-fact) for Mae Lyn Woo
